EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
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

                                                            Three Months Ended
                                                                  March 31,
                                                           1997            1996
                                                       ------------     -----------
NET INCOME (LOSS)                                      $  583,421       $  259,856
                                                       ==========       ==========

PRIMARY
Average shares outstanding                              1,483,364        1,491,698

Net effect of dilutive stock options -- based on the
treasury stock method using average market price          100,223           97,450
                                                       ----------       ----------
TOTAL                                                   1,583,587        1,589,148
                                                       ==========       ==========
PER SHARE AMOUNT                                            $0.37            $0.16
                                                       ==========       ==========
FULLY DILUTED
Average shares outstanding                              1,483,364        1,491,698

Net effect of dilutive stock options--based on the
treasury stock method using the period-end market
price, if it is dilutive more than 3%.                    101,083           97,450
                                                       ----------       ----------
TOTAL                                                   1,584,447        1,589,148
                                                       ==========       ==========
PER SHARE AMOUNT                                       $     0.37                 $     0.16
                                                       ==========       ==========
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